As filed with the Securities and Exchange Commission on March 11, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROYAL DUTCH SHELL PLC

(Exact name of registrant as specified in its charter)

England and Wales	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Carel van Bylandtlaan 30

2596 HR, The Hague, The Netherlands

(Address of Principal Executive Offices, including Zip Code)

Free Share Schedule 2021

Global Employee Share Purchase Plan

Long Term Incentive Plan 2014

Shell Provident Fund

(Full title of the plans)

C T CORPORATION SYSTEM

111 Eighth Ave.

New York, NY 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Andrew J. Pitts

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

(212) 474-1000

Fax: (212) 474-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Ordinary Shares, nominal value €0.07 per share	36,300,000 (3)	$21.26(4)	$771,738,000(4)	$84,196.62(6)
Class B Ordinary Shares, nominal value €0.07 per share	512,500 (3)	$20.30(5)	$10,403,750(5)	$1,134.00(6)

(1)

The Class A Ordinary Shares being registered under this Registration Statement may be represented by the Registrant’s Class A American Depositary Shares (“Class A ADSs”). The Class B Ordinary Shares being registered may be represented by the Registrant’s Class B American Depositary Shares (“Class B ADSs”). Each Class A ADS represents two Class A Ordinary Shares and each Class B ADSs represents two Class B Ordinary Shares. ADSs issuable upon deposit of the Class A Ordinary Shares and Class B Ordinary Shares registered hereby have been registered under a registration statement on Form F-6 (File No. 333-227891).

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plan in connection with variations in share capital, demergers, special dividends or distributions or similar transactions.

(3)	Royal Dutch Shell plc’s Class A and B Ordinary Shares being registered hereby include:

(a)	10,000,000 Class A Ordinary Shares to be offered under the Global Employee Share Purchase Plan;

(b)	20,000,000 Class A Ordinary Shares to be offered under the Long Term Incentive Plan 2014;

(c)	500,000 Class B Ordinary Shares to be offered under the Long Term Incentive Plan 2014;

(d)	5,000,000 Class A Ordinary Shares to be offered under the Shell Provident Fund;

(e)	1,300,000 Class A Ordinary Shares to be offered under the Free Share Schedule 2021; and

(f)	12,500 Class B Ordinary Shares to be offered under the Free Share Schedule 2021.

(4)

Estimated pursuant to Rule 457(h) and (c) under the Securities Act solely for the purpose of computing the registration fee and based upon the average of the high and low prices of the Registrant’s Class A ADSs on March 4, 2021 as reported on the New York Stock Exchange.

(5)

Estimated pursuant to Rule 457(h) and (c) under the Securities Act solely for the purpose of computing the registration fee and based upon the average of the high and low prices of the Registrant’s Class B ADSs on March 4, 2021 as reported on the New York Stock Exchange.

(6)

Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price. Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the existing plans. Registration Statements on Form S-8 have been previously filed on November 2, 2018 (File No. 333-228137), as amended on December 16, 2019 (File No. 333-228137), and February 1, 2018 (File No. 333-222813) in respect of other securities under the Royal Dutch Shell plc Global Employee Share Purchase Plan, Long Term Incentive Plan 2014 and Shell Provident Fund.

ROYAL DUTCH SHELL PLC GLOBAL EMPLOYEE SHARE PURCHASE PLAN, LONG TERM INCENTIVE PLAN 2014 AND SHELL PROVIDENT FUND

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which there were previously filed Registration Statements on Form S-8 relating to the Long Term Incentive Plan 2014, the Global Employee Share Purchase Plan and the Shell Provident Fund. Accordingly, pursuant to General Instruction E to Form S-8, Royal Dutch Shell plc (“Royal Dutch Shell” or the “Registrant”) hereby incorporates by reference herein the contents of the previously filed Post Effective Amendment to Registration Statement on Form S-8 previously filed on December 16, 2019 (File No. 333-228137), Registration Statement on Form S-8 previously filed on November 2, 2018 (File No. 333-228137) and Registration Statement on Form S-8 previously filed on February 1, 2018 (File No. 333-222813), and hereby deems the contents of those Registration Statements to be a part of this Registration Statement, except as otherwise updated or modified herein.

FREE SHARE SCHEDULE 2021

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) by Royal Dutch Shell are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)	The Annual Report on Form 20-F of Royal Dutch Shell for the year ended December 31, 2020 (Registration No. 001-32575), as filed with the Commission on March 11, 2021;

(b)

the Current Reports on Form 6-K of Royal Dutch Shell filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 20-F referred to in (a) above; and

(c)

the description of our share capital contained in the Registration Statement on Form 8-A of Royal Dutch Shell as filed with the Commission on July 20, 2005 (Registration No. 001-32575), which incorporated by reference the Current Report on Form 6-K of Royal Dutch Shell furnished to the Commission on July 20, 2005 (Registration No. 333-125035).

The following documents subsequently filed or furnished by Royal Dutch Shell with or to the Commission after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement:

•	reports filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; and

•	reports furnished on Form 6-K that indicate that they are incorporated by reference in this Registration Statement.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 137 of Royal Dutch Shell’s Articles of Association (“Articles”) provides that, as far as the legislation allows this, Royal Dutch Shell: (i) can indemnify any director or former director of the company, of any associated company or of any affiliate against any liability; and (ii) can purchase and maintain insurance against any liability for any director or former director of the company, of any associated company or of any affiliate. Pursuant to the Companies Act 2006, we may purchase and maintain for our directors (or directors of an associated company), insurance against any liability attaching to them in connection with any negligence, default, breach of duty or breach of trust in relation to the relevant company.

Royal Dutch Shell has entered into a deed of indemnity with each of the Royal Dutch Shell directors. The terms of each of these deeds are identical and they reflect the statutory provisions on indemnities contained in the Companies Act 2006. Under the terms of each deed, Royal Dutch Shell undertakes to indemnify the relevant Royal Dutch Shell director, to the widest extent permitted by law, against any and all liability, howsoever caused (including by that director’s own negligence), suffered or incurred by that director in respect of that director’s acts or omissions on or after the date that the deed was entered into in the course of that director acting as a director or employee of Royal Dutch Shell, any member of the Shell Group or certain other entities. In addition, Royal Dutch Shell undertakes to lend such funds to the director as it, in its reasonable discretion, considers appropriate for him/her to meet expenditure incurred or to be incurred by him/her in defending any criminal or civil proceedings or in connection with certain applications under the Companies Act 2006. It will be a term of each indemnity that Royal Dutch Shell and the relevant director agree to be bound by the provisions in Royal Dutch Shell’s Articles relating to arbitration and exclusive jurisdiction.

The relevant provisions of the Companies Act 2006 include sections 232 to 235.

Section 232 states that, any provision to exempt to any extent a director from liability for negligence, default, breach of duty or trust by him/her in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third-party indemnity provision or a qualifying pension scheme indemnity provision. Royal Dutch Shell is still permitted to purchase insurance against any such liability for a director of the company or an associated company.

A qualifying pension scheme indemnity means a provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

An indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; or (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he/she is convicted, civil proceedings brought by the company or an associated company in which judgment is given against him/her or where the court refuses to grant him/her relief under an application under sections 661(3) and (4) (acquisition of shares by innocent nominee) of the Companies Act 2006 or its power under section 1157 (general power of the court to grant relief in case of honest and reasonable conduct) of the Companies Act 2006 (described below). Any qualifying third-party indemnity or qualifying pension scheme indemnity in force for the benefit of one or more directors of the company must be disclosed in the board of directors’ annual report.

Section 205 of the Companies Act 2006 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him/her in defending any criminal or civil proceedings or in connection with any alleged negligence, default, breach of duty or breach of trust by the director in relation to us or an associated company or an application for relief under sections 661(3) and (4) (acquisition of shares by innocent nominee) of the Companies Act 2006 or its power under section 1157 (general power of the court to grant relief in case of honest and reasonable conduct) of the Companies Act 2006. Such loan must be repaid if the director is convicted, judgment is found against him/her or the court refuses to grant the relief on the application.

Section 1157 of the Companies Act 2006 provides that:

(1)

If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as an auditor (whether he/she is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he/she has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his/her appointment) he/she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him/her, either wholly or partly, from his/her liability on such terms as it thinks fit.

(2)

If any such officer or person has reason to apprehend that any claim will or might be made against him/her in respect of any negligence, default, breach of duty or breach of trust, he/she may apply to the court for relief; and the court has the same power to relieve him/her as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)

Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he/she is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him/her, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

While English law permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances, the Companies Act 2006 permits a shareholder or member, as that term is defined in section 260 and 994 of the Companies Act 2006, to apply for a court order:

(i)	when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim;

(ii)	when any act or omission of the company is or would be so prejudicial; or

(iii)	in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company.

A court has wide discretion in granting relief and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

(a) The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Index

Exhibit Number	Description

4.1	Memorandum of Association of Royal Dutch Shell plc, together with a special resolution of Royal Dutch Shell plc dated May 18, 2010, (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form F-3 (No. 333-177588) of Royal Dutch Shell plc filed with the US Securities and Exchange Commission on October 28, 2011).

4.2	Articles of Association of Royal Dutch Shell plc, together with a special resolution of Royal Dutch Shell plc dated May 21, 2019, (incorporated by reference to Exhibit 1 to the Report on Form 6-K (No. 001-32575) of Royal Dutch Shell plc filed with the US Securities and Exchange Commission on October 28, 2019).

*4.3	Amended and Restated Deposit Agreement among Royal Dutch Shell plc, JPMorgan Chase Bank, N.A. and Holders of American Depositary Receipts dated as of November 1, 2018.

4.4	Form of Class A American Depositary Receipts representing Royal Dutch Shell Class A American Depositary Shares each evidencing the right to receive two Class A Shares of Royal Dutch Shell (included as Exhibit A to Exhibit 4.3 hereof).

4.5	Form of Class B American Depositary Receipts representing Royal Dutch Shell Class B American Depositary Shares each evidencing the right to receive two Class B Shares of Royal Dutch Shell (included as Exhibit B to Exhibit 4.3 hereof).

4.6	Amended and Restated Dividend Access Trust Deed dated March 12, 2020 between Royal Dutch Shell plc, BG Group Limited, Computershare Trustees (Jersey) Limited and The Shell Transport and Trading Company Limited (incorporated by reference to Exhibit 2.1 to the Annual Report on Form 20-F of Royal Dutch Shell plc, for the year ended December 31, 2020, filed with the US Securities and Exchange Commission on March 11, 2021).

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Ernst & Young LLP.

*24	Powers of Attorney (included as part of the signature pages).

* Filed herewith.

ITEM 9. UNDERTAKINGS.

(a) The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Hague, on March 11, 2021.

ROYAL DUTCH SHELL PLC,

By:	/s/ Jessica Uhl
	Name:	Jessica Uhl
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jessica Uhl, his or her true and lawful attorney-in-fact and agent with full powers of substitution to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements on Form S-8 as Ms. Uhl deems necessary or advisable in order to effect registration under the Securities Act of such number of shares, plan interests or dollar amounts as she shall determine to be reasonably necessary to register up to the maximum number of shares or plan interests that are issuable pursuant to the employee share plans operated by Royal Dutch Shell plc and its subsidiaries, as from time to time approved by the Royal Dutch Shell plc Board of Directors and its shareholders, and to file the same, with all respective exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Charles O. Holliday	Chair	March 7, 2021
Charles O. Holliday

/s/ Euleen Goh	Deputy Chair and	March 7, 2021
Euleen Goh	Senior Independent Non-executive Director

/s/ Ben van Beurden	Chief Executive Officer	March 8, 2021
Ben van Beurden	(Principal Executive Officer)

/s/ Jessica Uhl	Chief Financial Officer
Jessica Uhl	(Principal Financial Officer; Principal Accounting Officer)	March 11, 2021

/s/ Dick Boer	Non-executive Director
Dick Boer		March 7, 2021

/s/ Neil Carson OBE	Non-executive Director
Neil Carson OBE		March 8, 2021

/s/ Ann Godbehere	Non-executive Director
Ann Godbehere		March 9, 2021

/s/ Catherine J. Hughes	Non-executive Director
Catherine J. Hughes		March 7, 2021

/s/ Martina Hund-Mejean	Non-executive Director
Martina Hund-Mejean		March 9, 2021

/s/ Sir Andrew Mackenzie	Non-executive Director
Sir Andrew Mackenzie		March 7, 2021

/s/ Abraham Schot	Non-executive Director
Abraham Schot		March 9, 2021

/s/ Sir Nigel Sheinwald GCMG	Non-executive Director
Sir Nigel Sheinwald GCMG		March 7, 2021

/s/ Gerrit Zalm	Non-executive Director
Gerrit Zalm		March 8, 2021

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Royal Dutch Shell plc, has signed this Registration Statement or amendment thereto in Delaware on March 11, 2021.

PUGLISI & ASSOCIATES,

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director